SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under The Securities Exchange Act of 1934

                               Hexcel Corporation
             ------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    428291108
             ------------------------------------------------------
                                 (CUSIP Number)


                                  May 8, 2008*
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* No change in ownership is being reported on this Schedule 13G. O.S.S. Capital Management LP, Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer and Peter J. Grondin (the "Reporting Persons") previously filed Schedule 13D and amendments. Because the Reporting Persons are passive investors, as contemplated by Rule 13d-1 of the Act, the Reporting Persons are filing this Schedule 13G to effect the change from filing Schedule 13D to filing Schedule 13G and will hereafter report their ownership in Hexcel Corporation on Schedule 13G no later than 45 days after December 31 of each year.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 Pages

CUSIP No. 428291108                   13G                  Page 2 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            O.S.S. Capital Management LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,285,900
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,285,900
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,285,900
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN  SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.5%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 3 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Schafer & Partners I LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    205,970
OWNED BY      --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    205,970
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            205,970
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.2%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 4 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Oscar S. Schafer & Partners II LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,325,586
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,325,586
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,325,586
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.4%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 5 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            O.S.S. Overseas Fund Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,680,981
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,680,981
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,680,981
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.8%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 6 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            O.S.S. Advisors LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,531,556
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,531,556
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,531,556
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.6%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 7 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Schafer Brothers LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,285,900
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,285,900
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,285,900
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.5%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 8 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Oscar S. Schafer
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,285,900
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,285,900
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,285,900
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.5%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 9 of 15 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
            Peter J. Grondin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    800
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            800
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

CUSIP No. 428291108                   13G                  Page 10 of 15 Pages

Item 1.

(a)  Name of Issuer

        Hexcel Corporation (the "Issuer")

(b) Address of Issuer's Principal Executive Offices:

      Two Stamford Plaza, 281 Tresser Boulevard,
      Stamford, Connecticut 06901-3238

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        O.S.S. Capital Management LP
        598 Madison Avenue,
        New York, NY 10022
        Citizenship: Delaware

        Oscar S. Schafer & Partners I LP
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   Delaware

        Oscar S. Schafer & Partners II LP
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   Delaware

        O.S.S. Overseas Fund Ltd.
        c/o SEI Investments Global (Cayman) Limited,
        Harbor Place, 5th Floor, South Church Street, PO Box 30464 Grand Cayman, Cayman Islands, British West Indies
        Citizenship: Cayman Islands

        O.S.S. Advisors LLC
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   Delaware

        Schafer Brothers LLC
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   Delaware

        Oscar S. Schafer
        c/o O.S.S. Capital Management LP
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   United States

        Peter J. Grondin
        c/o O.S.S. Capital Management LP
        598 Madison Avenue,
        New York, NY 10022
        Citizenship:   United States

CUSIP No. 428291108                   13G                  Page 11 of 15 Pages

(d)  Title of Class of Securities

      Common Stock ("Common Stock")

(e)  CUSIP Number

      428291108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
         78o).

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Ownership

(a)  Amount Beneficially Owned

        As of the date of this filing, O.S.S. Capital Management LP (the "Investment Manager"), Schafer Brothers LLC and Oscar S. Schafer may each be deemed the beneficial owner of (i) 205,970 shares of Common Stock owned by Oscar
S. Schafer & Partners I LP, (ii) 2,325,586 shares of Common Stock owned by Oscar
S. Schafer & Partners II LP and (iii) 2,680,981 shares of Common Stock owned by O.S.S. Overseas Fund Ltd. (each entity referred to in (i) through (iii) is herein referred to as a "Fund" and, collectively, as the "Funds"). O.S.S. Advisors LLC may be deemed the beneficial owner of the shares held by the Funds listed in (i) and (ii) above. Peter J. Grondin is the beneficial owner of 800 shares of Common Stock owned by him in a personal account. The Investment Manager has investment discretion over 73,363 shares of Common Stock for the benefit of a third party in a separately managed account.

CUSIP No. 428291108                   13G                  Page 12 of 15 Pages


        The Investment Manager serves as the investment manager and management company to the Funds and has investment discretion with respect to the shares beneficially owned by those entities. O.S.S. Advisors LLC is the general partner of Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP and as such is deemed to have beneficial ownership of their shares. Schafer Brothers LLC, by virtue of being the general partner of the Investment Manager, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act of 1934 (the "Exchange Act")), the stock that the Investment Manager has investment discretion with respect to. Oscar S. Schafer, by virtue of being the sole member of Schafer Brothers LLC, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act), the stock that the Investment Manager has investment discretion with respect to. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(b)  Percent of Class

        Based upon the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, the total number of outstanding shares of Common Stock as of April 28, 2008 was 95,938,253. Therefore, (i) Oscar S. Schafer & Partners I LP owns approximately 0.21% of the outstanding shares of Common Stock, (ii) Oscar S. Schafer & Partners II LP owns approximately 2.42% of the outstanding shares of Common Stock, (iii) O.S.S. Overseas Fund Ltd. owns approximately 2.79% of the outstanding shares of Common Stock, (iv) O.S.S. Advisors may be deemed to own 2.64% of the outstanding shares of Common Stock,
(v) each of O.S.S. Capital Management, Schafer Brothers LLC and Oscar S. Schafer may be deemed to beneficially own approximately 5.51% of the outstanding shares of Common Stock and (vi) Peter J. Grondin owns approximately 0.0% of the outstanding shares of Common Stock. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(c) Number of shares as to which such person has:

        (i)     Sole power to vote or to direct the vote:

                See Item 4(a)

        (ii)    Shared power to vote or to direct the vote

                See Item 4(a)

        (iii)   Sole power to dispose or to direct the disposition of

                See Item 4(a)

        (iv)    Shared power to dispose or to direct the disposition of

                See Item 4(a)

                No Change in ownership is being reported in this Schedule 13G. The ownership of these shares was previously reported on a
                Schedule 13D and amendments.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

CUSIP No. 428291108                   13G                  Page 13 of 15 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        Not applicable.

Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 428291108                   13G                  Page 14 of 15 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: May 9, 2008

OSCAR S. SCHAFER

By:/s/ Oscar S. Schafer
   --------------------------------------------------
Name: Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
By: Schafer Brothers LLC, as General Partner

     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
By: O.S.S. Advisors LLC, as General Partner

     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS II LP
By: O.S.S. Advisors LLC, as General Partner

     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


O.S.S. OVERSEAS FUND LTD.

By:/s/ Oscar S. Schafer
   ---------------------------------------------
Name: Oscar S. Schafer
Title: Director


O.S.S. ADVISORS LLC

By:/s/ Oscar S. Schafer
   ---------------------------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member

CUSIP No. 428291108                   13G                  Page 15 of 15 Pages


SCHAFER BROTHERS LLC

By:/s/ Oscar S. Schafer
   --------------------------------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member


PETER J. GRONDIN

By:/s/ Peter J. Grondin
   --------------------------------------------------
Name: Peter J. Grondin, individually